UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number 0-9558

                       INTERMOUNTAIN RESOURCES, INC.
           (Exact name of registrant as specified in its charter)

               P.O. Box 51600, Sparks, Nevada 89435 (775) 359-2884
       (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                          Common Stock, $0.01 Par Value
                             (Title of each class of
                        securities covered by this Form)

                                   None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports: *

          Rule 12g-4(a)(1)(i) __         Rule 12h-3(b)(1)(i) __
          Rule 12g-4(a)(1)(ii)__         Rule 12h-3(b)(1)(ii)__
          Rule 12g-4(a)(2)(i) __         Rule 12h-3(b)(2)(i) __
          Rule 12g-4(a)(2)(ii)__         Rule 12h-3(b)(2)(ii)__
                                         Rule 15d-6          __

*The Registrant became insolvent in 2003 and the corporate charter was revoked by the Nevada Secretary of State on June 1, 2005.

Approximate number of holders of record as of the certification or
notice date:   831

Pursuant to the requirements of the Securities Exchange Act of 1934 Intermountain Resources, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 11, 2006       By:  /s/ L. W. Watson
                                 ------------------------------
                                   L. W. Watson